Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP EXTENDS SHAREHOLDER RIGHTS PLAN

TULSA, Okla., February 21, 2012 -- Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that its Board of Directors has approved an amendment to the Company's shareholder rights plan ("Rights Plan"), which was originally adopted May 18, 2011, and under which Dollar Thrifty shareholders will receive rights to purchase shares of a new series of preferred stock in certain circumstances.  The Rights Plan was adopted to deter any attempt to obtain control of the Company in a manner or on terms that are not in the best interests of the Company and all shareholders.

Under the terms of the amendment, the Rights Plan will now expire on May 30, 2013, a one year extension of the original expiration date. No other changes to the Rights Plan were made.

Scott L. Thompson, Chairman, President and Chief Executive Officer, said, "When our Board of Directors adopted the Rights Plan last year, we believed that it would be a short-term measure pending clarification of the antitrust regulatory processes in respect of the applications by Hertz and Avis Budget to purchase our common stock.  Regrettably, almost one year later, complete clarity has not been achieved.   As the circumstances underlying the determination to adopt the Rights Plan have not fundamentally changed, our Board believes that it would be imprudent and inconsistent with its fiduciary duties not to maintain the protections of the Rights Plan as we monitor the actions of our competitors.  The scarcity value of our long-established brands, unleveraged capital position and cash rich balance sheet requires protection from parties that may not be acting in the best interests of all of our stockholders.”

J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as financial advisors to Dollar Thrifty and Cleary Gottlieb Steen & Hamilton LLP is acting as Dollar Thrifty's legal counsel.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchises in 82 countries.

For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Contacts:

Financial:	Investor Relations:
H. Clifford Buster III	Anna Bootenhoff
Chief Financial Officer	(918) 669-2236
(918) 669-3277	Anna.Bootenhoff@dtag.com

Media:
David Reno/Stephanie Pillersdorf
Sard Verbinnen & Co
(212) 687-8080